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                                                                    Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:    Richard E. Davis
            Chief Financial Officer
            NMT Medical
            (617) 737-0930
            red@nmtmedical.com

NMT RECEIVES NOTIFICATION OF FINAL ARBITRATION AWARD

BOSTON, Mass., October 25, 2002 - NMT Medical, Inc. (Nasdaq: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of stroke, announced today that it received notification of the final award issued in connection with the outstanding arbitration between the Company and Dr. Morris Simon, a former director of NMT. The arbitrator's award determined that:

o NMT does not owe Dr. Simon past royalties with respect to NMT's sales of its former Simon Nitinol Filter(R) vena cava filter product

o NMT is not in breach of the Technology Purchase Agreement between it and Dr. Simon

o NMT will be required to make royalty payments to Dr. Simon in accordance with the terms of the Technology Purchase Agreement in connection with future sales, if any, of its former "Removable Filter" product by C.R. Bard, Inc.

On November 5, 2001, NMT sold its assets comprising NMT's vena cava filter business to Bard.

The arbitrator has indicated that at a future hearing, he will decide whether either party is entitled to reimbursement of all or a portion of its legal fees from the other. A decision by the arbitrator on this issue is expected in the next several weeks.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of stroke through minimally invasive catheter-based procedures. The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.
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This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements -- including statements relating to the impact of the potential reimbursement of legal fees in connection with the arbitration award -- involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Certain Factors That May Affect Future Results" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and subsequent filings with the Securities and Exchange Commission.